Exhibit 99.1

FOR IMMEDIATE RELEASE

IMPATH Board of Directors Names Carter H. Eckert as Chairman and Chief Executive Officer,
Replacing Anu D. Saad

The Company will hold a live, webcast conference call at 6:00PM (EST) today, hosted by Carter H. Eckert, Chairman and Chief Executive Officer; Richard P. Adelson, President and Chief Operating Officer; James V. Agnello, Chief Financial Officer and Richard C. Rosenzweig, General Counsel. The conference call can be accessed from the Company’s website (http://www.impath.com), and will thereafter be archived on the site for a period of time. In addition, a replay of the call will also be available from 9:00PM today, through Midnight on February 17th by dialing 719-457-0820 passcode 457374.

New York, New York, February 10, 2003 — IMPATH Inc. (Nasdaq: IMPH) today announced that its Board of Directors has appointed Carter H. Eckert as Chairman and Chief Executive Officer, effective immediately, to replace Anu D. Saad, Ph.D., who has resigned following a review of expenses submitted by Dr. Saad over the last three years.

Following this review, which was led by IMPATH’s Audit Committee, Dr. Saad and the Board agreed the resignation was in the best interests of the Company, and she has agreed to reimburse the Company in the amount of $250,000. The Company said that the review would not result in any restatement of the results for any prior period and reaffirms its commitment to corporate integrity at all levels. Dr. Saad was appointed CEO in 1993 and became Chairman in 2001. She has made valuable contributions during her 13 years with IMPATH and will continue as a consultant to the Company to assist in the management transition.

The Company is extremely pleased to welcome Carter to the management team. Mr. Eckert has been a Board member since April 2002 and has extensive experience in the healthcare industry. Mr. Eckert said, “Since joining the Board nearly a year ago, I have been very impressed with IMPATH’s business model and strongly believe that the full potential of the business is unrealized. I am looking forward to working with our President Rich Adelson and the rest of the management team in helping us reach the next level and in facilitating a seamless transition.”

Mr. Eckert currently serves on the Board of Directors of OraSure Technologies, Inc. and is a member of the Aethena Group, LLC advisory board. He is a Trustee of Caldwell College and the Morristown Memorial Health Foundation. Mr. Eckert also served on the Board of Directors of Boron, Lepore & Associates, Inc. until it was acquired by Cardinal Health, Inc. in June of 2002. Mr. Eckert received his B.S. in Chemical Engineering from the Illinois Institute of Technology and his MBA from Northwestern University.

Mr. Eckert’s prior experience includes serving as President and Chief Executive Officer of Knoll Pharmaceutical Company and President of the Americas for Knoll’s parent company, BASF Pharma. In addition, he was a member of BASF Pharma’s Global Pharmaceutical Board, responsible for global therapeutic franchises and corporate transactions.

Prior to joining BASF Pharma in 1995, Mr. Eckert was President and Chief Executive Officer of Boots Pharmaceuticals, Inc. in Lincolnshire, IL, where he was responsible for North American operations. Eckert joined Boots in 1985 as Executive Vice President and Chief Operating Officer after more than a decade at Baxter Travenol Laboratories in Deerfield, IL, where he served in a number of positions including President of Baxter’s Pharmaceutical Division.

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IMPATH is in the business of improving outcomes for cancer patients. The Company is the leading source of cancer information and analyses with a database of over 1 million patient profiles and outcomes data on more than 2.3 million individuals. IMPATH Physician Services uses sophisticated technologies to provide patient-specific cancer diagnostic and prognostic information to more than 8,300 pathologists and oncologists in over 2,000 hospitals and 570 oncology practices. Utilizing its comprehensive resources, IMPATH Predictive Oncology serves genomics, biotechnology and pharmaceutical companies involved in developing new therapeutics targeted to specific, biological characteristics of cancer. The Company’s unique GeneBank™ tissue and serology archive linked to longitudinal data and IMPATH Clinical Trials Network™ are two key components of its integrated services to help accelerate the drug discovery and development process. IMPATH Information Services provides software products, including PowerPath® and the IMPATH
Cancer Registry™ for the collection and management of diagnostic data and outcomes information. The Company’s software products are currently being utilized in nearly 1,000 hospitals and independent laboratories across the country.

This press release may contain statements that the Company believes are, or may be considered to be, “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as the Company “believes,” “expects,” “anticipates,” “intends,” “plans,” “foresees” or other similar words or phrases. Similarly, statements that describe the Company’s projected growth and goals and its plans for expansion also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties, many of which are outside of management’s control, and which could cause the Company’s actual results to differ materially from those contemplated by the relevant forward-looking statement. Some of the most significant factors that could cause the actual results to differ materially from the forward-looking statement, alone or in combination, would be the failure to continue to successfully integrate the businesses acquired by the Company, unanticipated disagreements with the Company’s joint venture or other partners, unanticipated changes in the healthcare industry (as a result of cost containment measures, changes in governmental regulation, including reimbursement programs and patient confidentiality issues, or other factors), an inability to procure consented, well-characterized tissue specimens, the adverse effect of any legal proceedings involving the Company, an unanticipated failure in the commercialization of the Company’s biopharmaceutical products, or an unanticipated loss of business. In addition, the September 11, 2001 terrorist attacks and change in international political conditions as a result of these events may continue to affect the United States and the global economy and increase other risks. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included in this press release are made only as of the date of this press release and the Company undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Iris D. Daniels, Vice President, Investor Relations and Corporate Communications — IMPATH Inc. idaniels@impath.com;

Robin Wagge, Senior Vice President, Rubenstein Associates mailto:rwagge@rubenstein.com

212.843.8006 direct 212.843.9200 fax

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